EXHIBIT  4.1

                             PROMISSORY NOTE

                                                   Vancouver,  British  Columbia

                US$109,210.95
                September  20,2001


     FOR VALUE RECEIVED, the undersigned, Kelly Shane Montalban, an individual with an address at P.O. Box 700, Lions Bay, British Columbia, Canada VON 2E0
(the "Obligor"), hereby promises to pay to the order of CyPost Corporation, a Delaware Corporation with offices at 1281 West Georgia Street, Suite 900, Vancouver, British Columbia, Canada V6E 3J7 (the "Holder"), the principal sum of one hundred nine thousand, two hundred ten dollars and ninety five cents (US$109,210.95) payable as set forth below. The Obligor also promises to pay to the order of the Holder interest on the principal amount hereof at a rate per annum equal to five percent (5%), which interest shall be payable at such time as the principal is due hereunder. Interest shall be calculated on the basis of the year of 365 days and for the number of days actually elapsed. Any amounts of interest and principal not paid when due shall bear interest at the maximum rate of interest allowed by applicable law. The payments of principal and interest hereunder shall be made in coin or currency of the United States of America which at the time of payment shall be legal tender therein for the payment of public and private debts.

     This Note shall be subject to the following additional terms and conditions:

     1.   PAYMENTS.

          Subject to Section 2 hereof, all principal and interest due hereunder shall be paid in one (1) installment on September 19, 2006 (the "Maturity Date"). In the event that any payment to be made hereunder shall be or become due on Saturday, Sunday or any other day which is a legal bank holiday under the laws of British Columbia, such payment shall be or become due on the next succeeding business day.

     2.   PREPAYMENT.

          The Obligor and the Holder understand and agree that the principal amount of this Note plus accrued interest may be prepaid by the Obligor ,in whole or in part, at any time prior to the Maturity Date without penalty.


     3.   PAYMENT  IN  STOCK.

          Obligor, subject to agreement by the Holder, may pay all or part of the principal and interest due hereunder, by transferring and delivering to Holder, shares of Holder's common stock owned by Obligor. Such common stock will be valued at the closing bid price for Holder's common stock on the business date immediately preceding the date of delivery of such shares.


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     4    NO  WAIVER.

          No failure or delay by the Holder in exercising any right, power or privilege under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No course of dealing between the Obligor and the Holder shall operate as a waiver of any rights by the Holder.

     5.   WAIVER  OF  PRESENTMENT  AND  NOTICE  OF  DISHONOR.

          The Obligor hereby waives presentment, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

     6.   PLACE  OF  PAYMENT.

          All payments of principal of this Note and the interest due hereon shall be made at such place as the Holder may from time to time designate in writing.

     7.   EVENTS  OF  DEFAULT.

          The entire unpaid principal amount of this Note and the interest due hereon shall, at the option of the Holder exercised by written notice to the Obligor forthwith, become and be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, if any one or more of the following events (herein called "Events of Default") shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgement, decree or order of any court or any order, rule or regulation of any administrative or governmental body ) and be continuing at the time of such notice, that is to say:

          (a) if default shall be made in the due and punctual payment of the principal of this Note and the interest due thereon when and as the same shall become due and payable, whether at maturity, or by acceleration or otherwise, and such default have continued for a period of five (5) days;

          (b)  if  the  Obligor  shall:

               (i) admit in writing its inability to pay its debts generally as they become due;

               (ii) file  a petition in bankruptcy or petition to take advantage of  any  insolvency  act;  or

               (iii)  make  assignment  for  the  benefit  of  creditors;  or


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          (c)  if,  under  the provisions of any other law for the relief or aid of debtors, any court or competent jurisdiction shall assume custody or control of the whole or any substantial part of Obligor's property and such custody or control shall not be terminated or stayed within (90) days from the date of assumption of such custody or control.

     8.    REMEDIES.

           In case any one or more of the Events of Default specified in Section 6 hereof shall have occurred and be continuing, the Holder may proceed to protect and enforce its rights, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon the Note or enforce any other legal or equitable right of the Holder.

     9.    SEVERABILITY.

           In the event that one or more of the provisions of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     10.   GOVERNING  LAW.

           This Note and the right and obligations of the Obligor and the Holder shall be governed by and construed in accordance with the laws of the Province of British Columbia.

     IN WITNESS WHEREOF, the OBLIGOR has signed and sealed this Note as of the 20th day of September, 2001.



                              /s/  Kelly  Shane  Montalban
                              ----------------------------


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